                                                                Exhibit 99(a)(9)

                              COMFORCE CORPORATION
                             PROSPECTUS SUPPLEMENT

                Supplement to the Offer to Purchase any and all
                     outstanding shares of Common Stock of
                            Uniforce Services, Inc.

                            UNIFORCE SERVICES, INC.
                           PROXY STATEMENT SUPPLEMENT

                Supplement to Proxy Statement in connection with
                 Solicitation of Proxies for Special Meeting of
                  Shareholders to be held on December 2, 1997.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 25, 1997, UNLESS EXTENDED (THE "EXPIRATION DATE"). SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

    THIS PROSPECTUS/PROXY STATEMENT SUPPLEMENT IS DATED AND IS BEING MAILED TO SHAREHOLDERS ON OR ABOUT NOVEMBER 19, 1997.

                                  INTRODUCTION

    This supplement ("Supplement") amends and supplements the Prospectus/Proxy Statement, dated October 27, 1997 (the "Prospectus/Proxy Statement") (i) pursuant to which COMFORCE Corporation, a Delaware corporation ("COMFORCE"), has offered to purchase all of the outstanding shares of Common Stock, par value $0.01 per share ("Uniforce Common Stock") of Uniforce Services, Inc., a New York corporation ("Uniforce"), for a per share price (the "Per Share Amount") of $28.00 in cash and 0.5217 shares of Common Stock, par value of $0.01 per share ("COMFORCE Common Stock") (the "Offer") and (ii) which was furnished to holders of Uniforce Common Stock in connection with the solicitation by the Board of Directors of Uniforce of proxies for use at a special meeting of shareholders of Uniforce to consider and vote upon an Agreement and Plan of Merger among COMFORCE, Uniforce and COMFORCE Columbus, Inc., an indirect wholly-owned subsidiary of COMFORCE ("Subsidiary"), providing for the merger of Uniforce with Subsidiary, with Uniforce to be the surviving corporation and an indirect wholly-owned subsidiary of COMFORCE. Capitalized terms used herein but not otherwise defined herein have the meanings set forth in the Prospectus/Proxy Statement.

                        EXTENSION OF THE EXPIRATION DATE

    COMFORCE and Subsidiary hereby extend the Expiration Date to 12:00 Midnight, New York City Time, on November 25, 1997. This is an extension of one day. Shares which are tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. As of the date of this Supplement, at least 1,892,406 Shares, representing approximately 62% of the issued and outstanding Shares, have been tendered into the Offer.

                                 THE FINANCING

    On November 19, 1997 COMFORCE, through its wholly-owned subsidiary, COMFORCE Operating, Inc. ("COI") entered into a Purchase Agreement with NatWest Capital Markets Limited ("NatWest") pursuant to which NatWest agreed to purchase from COI $110,000,000 aggregate principal amount of COI's 12% Senior Notes due 2007 (the "Notes") at a purchase price of 97% of the principal amount. Pursuant to the Purchase Agreement, the Notes will be purchased and sold on or about November 26, 1997. The material terms of the Notes are as described in the Prospectus/Proxy Statement under the heading "The Financing--The Notes", except that the Notes will be senior unsecured obligations of COI and will not be guaranteed by the subsidiaries of COI.

    On November 19, 1997 COMFORCE entered into a Purchase Agreement with NatWest pursuant to which NatWest agreed to purchase from COMFORCE $20,000,000 aggregate principal amount of 15% Senior Secured PIK Debentures due 2009 (the "Debentures") at 96% of the principal amount. Pursuant to the Purchase Agreement, the Debentures will be purchased and sold on or about November 26, 1997. The material terms of the Debentures are as described in the Prospectus/Proxy Statement under the heading "The Financing--The Debentures," except that (i) to the extent COMFORCE is prohibited from paying interest in cash when cash payment is otherwise required by the terms of the Debentures, the interest payable will increase by 2% per annum, not 20% per annum as described in the prospectus/proxy statement; and (ii) the Debentures may be redeemed in full at any time after issuance at a redemption price of 103% if such redemption occurs in the first year after issuance of the Debentures and of 107.5% if such redemption occurs anytime after the first year except that if the Debentures are paid at their term there will be no redemption premium payable. The Debentures will be sold in units with warrants as described in the Prospectus/Proxy Statement. Each warrant will entitle the holder to acquire 8.45 shares of COMFORCE Common Stock at an exercise price of $7.55 per share.

    On November 18, 1997, Heller issued to COMFORCE a commitment letter (the "Commitment Letter") pursuant to which Heller committed, subject to certain conditions precedent, to provide a $75 million revolving loan facility. This financing will be provided to the active subsidiaries of COI as borrower and will be guaranteed by COI. As of the date of this Supplement, the parties are preparing the documentation of the New Credit Agreement which will be consistent with the terms of the Commitment Letter. COMFORCE anticipates that the New Credit Agreement will be executed on or about November 26, 1997 which will also serve as the Closing Date of the New Credit Agreement. The terms of the Commitment Letter are consistent with the terms of the Proposal letter described in the Prospectus/Proxy Statement under the heading "The Financing--The New Credit Facility".

    As a result of the financing described above, the table of sources and uses of funds necessary to consummate the Offer and Merger and the refinancing of COMFORCE and Uniforce debt described in the Prospectus/Proxy Statement has been amended as follows:

SOURCES:   Notes to be issued by COI .........................................  $   110.0
           Debentures.........................................................       20.0
           Bank Financing.....................................................       37.0
           Existing Cash Balances.............................................        7.2
                                                                                ---------
               Total..........................................................             $   174.2
                                                                                           ---------
                                                                                           ---------

USES:      Purchase of Shares of Uniforce.....................................  $    93.6
           Refinance Existing Debt of Uniforce................................       36.1
           Refinance Existing Debt of COMFORCE................................       36.5
           Transaction Costs..................................................        8.0
                                                                                ---------
               Total..........................................................             $   174.2
                                                                                           ---------
                                                                                           ---------

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                    OF COMFORCE CORPORATION AND SUBSIDIARIES

    Attached to this supplement are unaudited pro forma financial statements reflecting the third quarter results of COMFORCE and Uniforce and the interest rates of the Notes and the Debentures, which differ from the rates assumed in the unaudited pro forma financial statements included in the Prospectus/Proxy Statement, which should be substituted in their entirety with the attached statements:

                    UNIFORCE SERVICES, INC. AND SUBSIDIARIES
                             FINANCIAL INFORMATION

    Due to a clerical error, certain lines from the Uniforce Services, Inc. and subsidiaries consolidated Balance Sheets for December 31, 1996 and 1995 were inadvertently omitted from page F-3 of the Prospectus/Proxy Statement. The following page is a corrected copy of page F-3.

    Included with this Supplement for your information is a copy of the Quarterly Report on Form 10-Q of Uniforce Services, Inc. for the period ended September 30, 1997.

                            UNIFORCE SERVICES, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER31, 1996 AND 1995

                                                                         1996       1995
                                                                      ----------  ---------
                                          ASSETS
Current assets:
  Cash and cash equivalents.........................................  $5,283,422  6,444,859
  Accounts receivable (net of allowance for doubtful accounts of
    $68,000 and $167,000, in 1996 and 1995, respectively)...........  17,224,885  14,827,862
  Funding and service fees receivable (net of allowance for doubtful accounts of $212,000 and $402,000 in 1996 and 1995,
    respectively)...................................................  18,759,814  20,918,753
  Current maturities of notes receivable from licensees (net of allowance for possible loss of $42,000 and $67,000 in 1996 and
    1995, respectively).............................................      87,051    132,258
  Prepaid expenses and other current assets.........................   1,710,969  1,270,268
  Deferred income taxes.............................................     201,149    347,149
                                                                      ----------  ---------
    Total current assets............................................  43,267,290  43,941,149
                                                                      ----------  ---------
Notes receivable from licensees (net of current maturities and allowance for possible loss of $64,000 and $92,000 in 1996 and
  1995, respectively)...............................................     136,157    182,642
Fixed assets--net...................................................   3,775,661  2,125,413
Deferred costs and other assets (net of accumulated amortization of
  $2,105,777 and $1,685,970 in 1996 and 1995, respectively).........   1,402,032    821,244
Cost in excess of fair value of net assets acquired (net of
  accumulated amortization of $681,601 and $335,954 in 1996 and
  1995, respectively)...............................................   6,388,240  3,525,741
                                                                      ----------  ---------
                                                                      $54,969,380 50,596,189
                                                                      ----------  ---------
                                                                      ----------  ---------
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Loan payable......................................................  $1,000,000    750,000
  Payroll and related taxes payable.................................   6,372,319  7,540,947
  Payable to licensees and clients..................................   1,484,238  2,025,563
  Income taxes payable..............................................      --        351,690
  Accrued expenses and other liabilities............................   5,408,070  4,092,058
                                                                      ----------  ---------
    Total current liabilities.......................................  14,264,627  14,760,258
                                                                      ----------  ---------
Loan payable--non-current...........................................  25,750,000  11,250,000
Capital lease obligation--non-current...............................     732,658    426,109
Stockholders' equity:
  Common stock $.01 par value, authorized 10,000,000 shares; issued
    5,109,788 and 4,991,213 shares in 1996 and 1995, respectively...      51,098     49,912
  Additional paid-in capital........................................   8,825,128  7,789,598
  Retained earnings.................................................  27,296,463  23,990,043
                                                                      ----------  ---------
                                                                      36,172,689  31,829,553
  Treasury stock, at cost, 2,084,245 and 829,500 shares in 1996 and
    1995, respectively..............................................  (21,950,594) (7,669,731)
                                                                      ----------  ---------
    Total stockholders' equity......................................  14,222,095  24,159,822
                                                                      ----------  ---------
                                                                      $54,969,380 50,596,189
                                                                      ----------  ---------
                                                                      ----------  ---------

          See accompanying notes to consolidated financial statements.

                     COMFORCE CORPORATION AND SUBSIDIARIES
               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma combined financial statements reflect (i) the treatment of the operation of the Company's jewelry business prior to January 1, 1996 as a discontinued operation; (ii) the acquisition of business operating in the staffing industry, including COMFORCE Telecom, Inc. ("COMFORCE Telecom") in 1995, Williams Communications Services, Inc. ("Williams"), RRA, Inc., Project Staffing Support Team, Inc. and DataTech Technical Services, Inc. (collectively, "RRA"), Force Five, Inc. ("Force Five"), Continental Field Services Corp. ("Continental"), and AZATAR Computer Systems, Inc. ("AZATAR"), completed in 1996, RHO Company Incorporated ("Rhotech"), completed in 1997, and the proposed acquisition of Uniforce Services, Inc. ("Uniforce") as if such acquisitions had occurred on January 1, 1996 (other than the unaudited pro forma balance sheet at September 30, 1997, which has been prepared as if all such acquisitions were consummated as of such date) (and accounted for by the purchase method); and (iii) the financing of $167 million of debt contemplated by this transaction as if such debt were outstanding for all periods presented and replaced all historical financing arrangements. Prior to its acquisition by the Company, each of these acquired businesses operated as a separate independent entity. Since the unaudited pro forma combined financial statements set forth below show the combined financial condition and operating results of these recently acquired businesses during periods when they were not under common control or management, the information presented may not be indicative of the results which would have actually been obtained had such acquisitions been completed on the dates indicated, or the Company's future financial or operating results. These unaudited pro forma combined financial statements should be read in conjunction with the financial statements of the respective entities included therein, and the related notes thereto.

                              COMFORCE CORPORATION

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                                                                          PRO FORMA       PRO FORMA
                                                                COMFORCE     UNIFORCE   ADJUSTMENTS(1)  (THE COMPANY)
                                                              ------------  ----------  --------------  --------------
Current assets:
Cash and cash equivalents...................................   $    2,670   $    6,555    $   (7,151)    $      2,074
Restricted cash and equivalents.............................          360           --            --              360
Accounts receivable and Service fees receivable, net........       26,547       46,522            --           73,069
Prepaid expenses............................................        1,050          803            --            1,853
Deferred financing fees.....................................        1,628           --        (1,628)              --
Income tax receivable.......................................          590           --            --              590
Deferred income taxes.......................................        2,028          201         3,000            5,229
Other assets................................................          243           --            --              243
                                                              ------------  ----------  --------------  --------------
    Total current assets....................................       35,116       54,081        (5,779)          83,418
                                                              ------------  ----------  --------------  --------------
Deferred financing fees.....................................           --          324         7,676            8,000
Property and equipment, net of accumulated depreciation.....        1,449        4,336            --            5,785
Intangible assets, net of accumulated amortization..........       38,722        7,051        85,614          131,387
Other assets................................................          452           --            --              452
                                                              ------------  ----------  --------------  --------------
    Total assets............................................   $   75,739   $   65,792    $   87,511     $    229,042
                                                              ------------  ----------  --------------  --------------
                                                              ------------  ----------  --------------  --------------

Current liabilities:
Borrowings under revolving line of credit...................   $   16,488   $    2,000    $  (14,488)    $      4,000
Current portion of capitalized lease obligations............           --          204            --              204
Accounts payable............................................          956        1,274            --            2,230
Accrued expenses............................................        5,232        2,502            --            7,734
Accrued payroll and payroll taxes...........................        3,337        7,220            --           10,557
Income taxes................................................           --          485            --              485
                                                              ------------  ----------  --------------  --------------
    Total current liabilities...............................       26,013       13,685       (14,488)          25,210
                                                              ------------  ----------  --------------  --------------
Capitalized lease obligations...............................           --          577            --              577
Deferred income tax.........................................           90           --            --               90
Long-term bank debt.........................................       20,000       34,098       (21,098)          33,000
Notes and Senior Debentures.................................           --           --       130,000          130,000
Other.......................................................          690           --            --              690
Commitments and contingencies...............................           --           --            --               --

Stockholders' equity:

Series F Senior convertible preferred stock.................            1           --            --                1
Common stock................................................          137           51           (35)             153
Additional paid-in capital..................................       30,485        9,028         3,113           42,626
Retained deficit, since January 1, 1996.....................       (1,677)          --        (1,628)          (3,305)
Retained earnings...........................................           --       30,304       (30,304)              --
Treasury stock..............................................           --      (21,951)       21,951               --
                                                              ------------  ----------  --------------  --------------
    Total stockholders' equity..............................       28,946       17,432        (6,903)          39,475
                                                              ------------  ----------  --------------  --------------
Total liabilities and stockholders' equity..................   $   75,739   $   65,792    $   87,511     $    229,042
                                                              ------------  ----------  --------------  --------------
                                                              ------------  ----------  --------------  --------------

        See notes to unaudited pro forma combined financial statements.

                              COMFORCE CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997(2)

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                     PRO FORMA       PRO FORMA
                                                COMFORCE     RHOTECH    UNIFORCE   ADJUSTMENTS(3)  (THE COMPANY)
                                              ------------  ---------  ----------  --------------  --------------
Revenues....................................   $  145,986   $  15,416  $  132,953        --         $    294,355
Cost of revenues............................      127,227      14,411     107,449        --              249,087
                                              ------------  ---------  ----------       -------    --------------
  Gross profit..............................       18,759       1,005      25,504        --               45,268
Operating expenses:
  Selling, general and administrative.......       11,842       1,524      17,325        --               30,691
  Depreciation and amortization.............        1,241          40         953         1,480            3,714
                                              ------------  ---------  ----------       -------    --------------
Income (loss) from operations...............        5,676        (559)      7,226        (1,480)          10,863
Other (income) expense:
Bridge financing costs......................        5,822      --          --            --                5,822
Other.......................................         (344)        384          (9)       --                   31
Interest expense............................        2,151         207       1,829        11,091           15,278
                                              ------------  ---------  ----------       -------    --------------
                                                    7,629         591       1,820        11,091           21,131
                                              ------------  ---------  ----------       -------    --------------
Income (loss) before income taxes...........       (1,953)     (1,150)      5,406       (12,571)         (10,268)
Provision (credit) for income taxes.........         (646)     --           2,126        (4,721)          (3,241)
                                              ------------  ---------  ----------       -------    --------------
Net income (loss)...........................       (1,307)  $  (1,150) $    3,280    $   (7,850)          (7,027)
                                                            ---------  ----------       -------
                                                            ---------  ----------       -------
Dividends on preferred stock................          732                                                     18
                                              ------------                                         --------------
Loss available for common stockholders......   $   (2,039)                                          $     (7,045)
                                              ------------                                         --------------
                                              ------------                                         --------------
Loss per share from operations..............   $    (0.15)                                          $      (0.45)
                                              ------------                                         --------------
                                              ------------                                         --------------
Weighted average shares outstanding.........       13,256                                                 15,512(4)
                                              ------------                                         --------------
                                              ------------                                         --------------

        See notes to unaudited pro forma combined financial statements.

                              COMFORCE CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996(2)

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                           FORCE
                                     COMFORCE     WILLIAMS       RRA       FIVE       AZATAR     CONTINENTAL   RHOTECH    UNIFORCE
                                   ------------  -----------  ---------  ---------  -----------  -----------  ---------  ----------
Revenues.........................   $   33,514    $     657   $  22,799  $   4,598   $   5,781    $   7,377   $  63,556  $  103,393
Cost of revenues.................       28,690          499      20,959      3,454       4,619        6,259      56,656      82,047
                                   ------------       -----   ---------  ---------  -----------  -----------  ---------  ----------
Gross profit.....................        4,824          158       1,840      1,144       1,162        1,118       6,900      21,346
Operating expenses:
Selling, general and
  administrative.................        2,891           64       1,375      1,274         555          802       5,321      14,556
Depreciation and amortization....          343            1          34         24          25           13         226         783
                                   ------------       -----   ---------  ---------  -----------  -----------  ---------  ----------
Income (loss) from operations....        1,590           93         431       (154)        582          303       1,351       6,007

Other expense (income)...........          (29)      --          --         --             (54)         (23)        197         (19)
Interest expense (income)........          102       --              34          7          29            5         984       1,564
                                   ------------       -----   ---------  ---------  -----------  -----------  ---------  ----------
                                            73       --              34          7         (25)         (18)      1,181       1,545
                                   ------------       -----   ---------  ---------  -----------  -----------  ---------  ----------
Income (loss) before income
  taxes..........................        1,517           93         397       (161)        607          321         172       4,462
Provision (credit) for income
  taxes..........................          610           39      --            (49)        254       --          --           1,695
                                   ------------       -----   ---------  ---------  -----------  -----------  ---------  ----------
Net income (loss)................          907    $      54   $     397  $     112   $     353    $     321   $     172  $    2,767
                                                      -----   ---------  ---------  -----------  -----------  ---------  ----------
                                                      -----   ---------  ---------  -----------  -----------  ---------  ----------
Less dividends on preferred
  stock..........................          193
                                   ------------
Add dividends on common stock
  equivalents....................           18
                                   ------------
Income (loss) available for
  common stockholders............   $      732
                                   ------------
                                   ------------
Income (loss) per share from
  operations.....................   $     0.06
                                   ------------
                                   ------------
Weighted average shares
  outstanding....................       12,661
                                   ------------
                                   ------------

                                                  PRO FORMA       PRO FORMA
                                     MONTARE    ADJUSTMENTS(3)  (THE COMPANY)
                                   -----------  --------------  --------------
Revenues.........................   $   2,474         --         $    244,149
Cost of revenues.................       1,671         --              204,854
                                   -----------  --------------  --------------
Gross profit.....................         803         --               39,295
Operating expenses:
Selling, general and
  administrative.................         546         --               27,384
Depreciation and amortization....           6           2,184           3,639
                                   -----------  --------------  --------------
Income (loss) from operations....         251          (2,184)          8,272
Other expense (income)...........         (14)        --                   58
Interest expense (income)........      --              12,553          15,278
                                   -----------  --------------  --------------
                                          (14)         12,553          15,336
                                   -----------  --------------  --------------
Income (loss) before income
  taxes..........................         265         (14,737)         (7,064)
Provision (credit) for income
  taxes..........................      --              (4,509)         (1,960)
                                   -----------  --------------  --------------
Net income (loss)................   $     265    $    (10,228)         (5,104)
                                   -----------  --------------
                                   -----------  --------------
Less dividends on preferred
  stock..........................                                          18(5)
                                                                --------------
Add dividends on common stock
  equivalents....................
                                                                --------------
Income (loss) available for
  common stockholders............                                $     (5,122)
                                                                --------------
                                                                --------------
Income (loss) per share from
  operations.....................                                $      (0.40)
                                                                --------------
                                                                --------------
Weighted average shares
  outstanding....................                                      12,980(4)
                                                                --------------
                                                                --------------

        See notes to unaudited pro forma combined financial statements.

                              COMFORCE CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                    FOR THE YEAR ENDED DECEMBER 31, 1996 (2)

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                           FORCE
                                     COMFORCE     WILLIAMS       RRA       FIVE       AZATAR     CONTINENTAL   RHOTECH    UNIFORCE
                                   ------------  -----------  ---------  ---------  -----------  -----------  ---------  ----------
Revenues.........................   $   55,867    $     657   $  22,799  $   4,598   $   6,403    $   8,368   $  85,746  $  142,151
Cost of revenues.................       47,574          499      20,959      3,454       5,054        7,017      76,457     112,663
                                   ------------       -----   ---------  ---------  -----------  -----------  ---------  ----------
Gross profit.....................        8,293          158       1,840      1,144       1,349        1,351       9,289      29,488
Operating expenses:
Selling, general and
  administrative.................        5,266           64       1,375      1,274         612          898       7,215      20,434
Depreciation and amortization....          614            1          34         14          28           13         297       1,074
                                   ------------       -----   ---------  ---------  -----------  -----------  ---------  ----------
Income(loss) from operations.....        2,413           93         431       (144)        709          440       1,777       7,980

Other (income) expense...........          (40)      --                                    (54)         (25)        260         (45)
Interest expense (income)........          201       --              34          7          29            5       1,317       2,170
                                   ------------       -----   ---------  ---------  -----------  -----------  ---------  ----------
                                           161       --              34          7         (25)         (20)      1,577       2,125
                                   ------------       -----   ---------  ---------  -----------  -----------  ---------  ----------
Income (loss) before income
  taxes..........................        2,252           93         397       (151)        734          460         200       5,855
Provision (credit) for income
  taxes..........................          900           39      --            (49)        301       --          --           2,185
                                   ------------       -----   ---------  ---------  -----------  -----------  ---------  ----------
Net income (loss)................        1,352    $      54   $     397  $    (102)  $     433    $     460   $     200  $    3,670
                                                      -----   ---------  ---------  -----------  -----------  ---------  ----------
                                                      -----   ---------  ---------  -----------  -----------  ---------  ----------
Dividends on preferred stock.....          325
Accretive dividend on Series F
  Preferred Stock................          665
                                   ------------
Income (loss) available for
  common stockholders............   $      362
                                   ------------
                                   ------------
Income (loss) per share from
  operations.....................   $     0.03
                                   ------------
                                   ------------
Weighted average shares
  outstanding....................       12,991
                                   ------------
                                   ------------

                                                   PRO FORM       PRO FORMA
                                     MONTARE    ADJUSTMENTS(3)  (THE COMPANY)
                                   -----------  --------------  --------------
Revenues.........................   $   2,474         --         $    329,063
Cost of revenues.................       1,671         --              275,348
                                   -----------  --------------  --------------
Gross profit.....................         803         --               53,715
Operating expenses:
Selling, general and
  administrative.................         546         --               37,684
Depreciation and amortization....           6           2,769           4,850
                                   -----------  --------------  --------------
Income(loss) from operations.....         251          (2,769)         11,181
Other (income) expense...........         (14)        --                   82
Interest expense (income)........      --              16,607          20,370
                                   -----------  --------------  --------------
                                          (14)         16,607          20,452
                                   -----------  --------------  --------------
Income (loss) before income
  taxes..........................         265         (19,376)         (9,271)
Provision (credit) for income
  taxes..........................      --              (5,937)         (2,561)
                                   -----------  --------------  --------------
Net income (loss)................   $     265    $    (13,439)   $     (6,710)
                                   -----------  --------------
                                   -----------  --------------
Dividends on preferred stock.....                                $         25(5)
Accretive dividend on Series F
  Preferred Stock................                                $        100
                                                                --------------
Income (loss) available for
  common stockholders............                                $     (6,835)
                                                                --------------
                                                                --------------
Income (loss) per share from
  operations.....................                                $      (0.51)
                                                                --------------
                                                                --------------
Weighted average shares
  outstanding....................                                      13,527(4)
                                                                --------------
                                                                --------------

        See notes to unaudited pro forma combined financial statements.

                              COMFORCE CORPORATION

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(1) Adjustment to record the acquisition of Uniforce and related financing as follows (based on balance sheet data as of September 30, 1997):

                                                                     (IN
Source of Funds:                                                 THOUSANDS)
                                                                 -----------
    Notes......................................................   $ 110,000
    Units......................................................      20,000
    Borrowings under New Credit Facility.......................      37,000
    Existing cash balances.....................................       7,151
                                                                 -----------
Total Sources..................................................   $ 174,151
                                                                 -----------
                                                                 -----------
Use of Funds:
    Refinance Existing Credit Facility.........................   $  36,488
    Refinance Uniforce Credit Facility.........................      36,098
    Purchase of Uniforce shares................................      93,565
    Transaction Costs..........................................       8,000
                                                                 -----------
Total Uses.....................................................   $ 174,151
                                                                 -----------
                                                                 -----------

   In addition, the Company will issue approximately 1,585,000 shares of COMFORCE common stock with a value of $12,157,000, which, together with the cash portion of the purchase price of $93,565,000, will result in additional intangibles, principally goodwill, of approximately $85,614,000.

   In addition, the Company will write off $1,628,000 of deferred financing fees associated with COMFORCE's previous financing arrangements, which amount has not been recorded as an expense in the pro forma statement of operations.

(2) The unaudited pro forma statements of operations include the statements of operations for the companies listed for the periods prior to their acquisition by COMFORCE. The unaudited pro forma statement of operations for the period ended September 30, 1997 presents the financial statements of COMFORCE and Uniforce for their respective 1997 nine month periods and the results of operations for Rhotech (which was acquired on February 28, 1997 for a purchase price of $14.8 million and a contingent payout not to exceed $3.3 million) from January 1, 1997 to February 28, 1997. The unaudited pro forma statement of operations for the period ended September 30, 1996 presents the financial statements of COMFORCE, Uniforce (to be acquired for a purchase price of $105.7 million), Rhotech, Force Five (which was acquired for a purchase price of $2 million and contingent payouts not to exceed $2 million), AZATAR (which was acquired for a purchase price of $5.15 million and a contingent payout not to exceed $1.2 million) and Continental (which was acquired for a purchase price of $5 million and contingent payout not to exceed $1.02 million) for their respective 1996 nine month periods and the results of operations for companies acquired during the nine month period ended September 30, 1996 as follows: Williams (which was acquired for a purchase price of $2 million and a contingent payout not to exceed $2 million) (January 1 through March 3, 1996), RRA (which was acquired for a purchase price of $5.1 million and a contingent payout not to exceed $650,000) (January 1 through May 10, 1996) and Montare International ("Montare") January 1, 1996 through May 17, 1996. Montare was acquired by Uniforce on May 17, 1996. The acquisition of Montare did not have a material impact on Uniforce results of operations. The unaudited pro forma statement of operations for the year ended December 31, 1996 includes the annual 1996 results of operations for COMFORCE, Uniforce, and Rhotech and the results of operations for companies acquired during the period as follows: Williams (January 1 through March 3, 1996), RRA (January 1 through May 10, 1996), Force Five (January 1 through July 31, 1996), AZATAR (January 1 through

                              COMFORCE CORPORATION

    November 3, 1996), Continental (January 1 through November 17, 1996) and Montare (January 1, 1996 through May 17, 1996). The pro forma results of operations are presented as if these companies were acquired on January 1, 1996 (and accounted for by the purchase method) and do not purport to be an indication of the results of operations had these acquisitions been made as of that date or of results which may occur in the future.

(3) Pro forma adjustments include the following:

                                                                           YEAR ENDED
                                                      NINE MONTHS ENDED     DECEMBER
                                                        SEPTEMBER 30,          31,
                                                     --------------------
                                                       1997       1996        1996
                                                     ---------  ---------  -----------
                                                              (IN THOUSANDS)
Additional amortization of intangibles (a).........  $  (1,480) $  (2,184)  $  (2,769)
(Increase) in interest expense (b).................    (11,091)   (12,553)    (16,607)
Decrease in provision for income taxes (c).........      4,721      4,509       5,937
                                                     ---------  ---------  -----------
Total pro forma adjustments........................  $  (7,850) $ (10,228)  $ (13,439)
                                                     ---------  ---------  -----------
                                                     ---------  ---------  -----------

       (a) Amortization of intangibles assumes all of the acquisitions and proposed acquisitions occurred on January 1, 1996. The table below reflects the amortization of intangibles with lives ranging from 5 to 40 years, including Uniforce goodwill amortized over 40 years:

                                                                      NINE MONTHS ENDED
                                                                                            YEAR ENDED
                                                                        SEPTEMBER 30,      DECEMBER 31,
                                                                     --------------------
                                                                       1997       1996         1996
                                                                     ---------  ---------  -------------

                                                                               (IN THOUSANDS)
Pro forma amortization:
    Telecom........................................................  $     194  $     194    $     258
    Williams.......................................................         39         39           52
    RRA............................................................        127        127          169
    Force Five.....................................................         39         39           52
    Continental....................................................        100        100          133
    AZATAR.........................................................        168        168          224
    Rhotech........................................................        268        268          357
    Uniforce.......................................................      2,028      2,028        2,704
Less: historical amortization......................................     (1,483)      (779)      (1,180)
                                                                     ---------  ---------       ------
Pro forma adjustment...............................................  $   1,480  $   2,184    $   2,769
                                                                     ---------  ---------       ------
                                                                     ---------  ---------       ------

   The allocation of excess purchase price over the fair value of the assets acquired has not been finalized and management believes that any change to the allocation will not have a material effect on the pro forma financial statements of COMFORCE.

       (b) The pro forma adjustment to interest expense reflects interest expense on the placement of the Notes and Senior Debentures, borrowings under the New Credit Facility and capital lease obligations aggregating $167.8 million. Pro forma interest expense has been calculated using an average interest rate of 12.20% per annum plus the amortization of debt financing costs. Financing costs do not include the effects of the warrants.

       (c) The pro forma adjustment for income taxes reflects the tax effect of the proforma adjustments (excluding non-deductible amortization), the tax effect of S Corporation earnings treated as C

                              COMFORCE CORPORATION

    Corporation earnings and the tax benefit of losses by other entities within the pro forma combined group.

(4) Pro forma weighted average shares outstanding are calculated as follows:

                                                                      NINE MONTHS ENDED     YEAR ENDED
                                                                        SEPTEMBER 30,      DECEMBER 31,
                                                                     --------------------
                                                                       1997       1996         1996
                                                                     ---------  ---------  -------------

                                                                          (IN THOUSANDS OF SHARES)
Historical weighted average shares outstanding.....................     13,256     12,661       12,991
Shares issued--Uniforce acquisition................................      1,585      1,585        1,585
Shares issued as compensation......................................          *          *            *
Shares issued--Telecom acquisition.................................          *          *            *
Shares issued--Force Five acquisition..............................          *          *            *
Shares issued--AZATAR acquisition..................................          *        243            *
Shares issued--Continental acquisition.............................          *         37            *
Common stock sold to fund Continental acquisition..................          *        460            *
Common stock equivalents Series D and E preferred stock............        671      1,107          893
Common stock equivalents on Series F preferred stock...............         **         **           **
Warrants issued in connection with the Continental acquisition.....         **         **           **
Warrants issued in connection with the Telecom acquisition.........         **         **           **
Shares issued to certain shareholders..............................          *         **           **
Common stock equivalents which have become anti-dilutive...........         **     (3,113)      (1,942)
Contingent shares..................................................         **         **           **
                                                                     ---------  ---------       ------
    Total Pro Forma Shares.........................................     15,512     12,980       13,527
                                                                     ---------  ---------       ------
                                                                     ---------  ---------       ------

------------------------

   *   Included in historical weighted average shares outstanding.

   **  Excluded as the effect would be anti-dilutive.

(5) Pro forma dividends for all periods presented represent dividends and accretive dividends on $500,000 of Series F preferred stock remaining outstanding as of September 30, 1997 and deemed outstanding for all periods presented. Proceeds from this transaction of $167 million have been deemed to be fully outstanding on a pro forma basis for all periods presented. Accordingly, Series D preferred stock, the proceeds of which were utilized for working capital purposes, and Series E preferred stock, the proceeds of which were utilized to acquire RRA, have been deemed to have been converted to common stock effective January 1, 1996, with the effects of such common shares included in weighted average shares outstanding for all periods presented.